UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2006

MedQuist Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ	08054
(address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

Nightingale September 2006 Letter Agreement

On September 25, 2006, MedQuist Inc. (the “Company”) executed a Letter Agreement with Nightingale & Associates, LLC (“Nightingale”) (the “September 2006 Letter Agreement”), further defining the terms under which Howard S. Hoffmann, the Company’s Interim Chief Executive Officer, will continue providing services to the Company.  Mr. Hoffmann currently serves as the Managing Partner of Nightingale.  The September 2006 Letter Agreement amends the prior Letter Agreements between the Company and Nightingale dated July 29, 2004 (the “July 2004 Letter Agreement”) and December 16, 2004 (the “December 2004 Letter Agreement”).

Under the terms of the September 2006 Letter Agreement, Mr. Hoffmann will continue in his role as the Company’s Interim Chief Executive Officer through December 31, 2006.  After such date, Mr. Hoffmann will be available to the Company one day a week on a consultancy basis for the period January 1, 2007 through March 16, 2007.  Following such time, Mr. Hoffmann will provide ongoing consultancy work on an as needed basis.

Effective July 1, 2006, Nightingale’s fees under the terms of the September 2006 Letter Agreement for Mr. Hoffmann’s role as Interim Chief Executive Officer are fixed at $120,000 per month, plus out-of-pocket expenses.  Nightingale may be entitled to an additional discretionary bonus payment of up to $240,000, which will be paid no later than March 16, 2007, in connection with Mr. Hoffmann’s role as the Company’s Interim Chief Executive Officer.  The amount of the discretionary bonus, if any, that Nightingale will receive will be decided by a special committee of the Company’s board of directors consisting of the Company’s Chairman of the Board (Jouko Karvinen), the Chairman of the Company’s Compensation Committee (John H. Underwood) and the Chairman of the Company’s Audit Committee (N. John Simmons, Jr.).  This committee will inform Nightingale of the amount, if any, of such discretionary bonus by January 31, 2007 and such bonus will be paid no later than March 16, 2007.  In addition, if the Company becomes current in its Form 10-Q and Forms 10-K filing requirements with the Securities and Exchange Commission by a mutually agreed upon date with the Company’s board of directors, Nightingale will be entitled to a bonus payment of $240,000, which will be paid within 10 days of the date the Company becomes current in such filings.

Mr. Hoffmann’s fees for consultancy services following his departure as the Company’s Interim Chief Executive Officer will be billed at his current hourly rate of $525 per hour.  By December 31, 2006, the Company will pay Nightingale a non-refundable $57,750 fee, which will guarantee the availability of Mr. Hoffmann’s services for one day a week during the period from January 1, 2007 through March 16, 2007.

Nightingale December 2004 Letter Agreement

The December 2004 Letter Agreement amended the July 2004 Letter Agreement to revise the fees payable to Nightingale by the Company for Mr. Hoffmann’s services as the Company’s Interim Chief Executive Officer and provides that, effective as of November 1, 2004,

Nightingale will extend the term of Mr. Hoffmann’s role as the Company’s Interim Chief Executive Officer on a month to month basis for a period of up to six months.  Effective November 1, 2004, Nightingale’s fees for Mr. Hoffmann’s services were set at fixed rate of $200,000 per month, plus out-of-pockets expenses.

Although the term of the December 2004 Letter Agreement expired on April 1, 2005, the Company continued to engage Nightingale for Mr. Hoffmann’s services as the Company’s Interim Chief Executive Officer on a month-to-month basis through June 30, 2006 on terms identical to those set forth in the July 2004 Letter Agreement as amended by the December 2004 Letter Agreement.

Nightingale July 2004 Letter Agreement

Pursuant to the July 2004 Letter Agreement, Nightingale assigned Mr. Hoffmann to assume the position of the Company’s Interim Chief Executive Officer for a period of three months at a rate of $525 per hour subject to a cap of $100,000 per month.  In addition, the July 2004 Letter Agreement required that the Company provide a deposit in the amount of $75,000 to Nightingale in connection with its engagement by the Company, such amount either to be applied to any unpaid invoices or returned to the Company to the extent there are no unpaid invoices following the termination of the engagement.  Additionally, the Company was required by the July 2004 Letter Agreement to pay to Nightingale a mandatory performance fee of $150,000 on October 29, 2004 and a discretionary performance fee of up $150,000 by November 12, 2004, the exact amount to be determined at the discretion of the Company’s board of directors.  The $150,000 mandatory performance fee was paid to Nightingale on October 29, 2004 and a discretionary bonus of $150,000 was approved for payment by the Company’s board of directors on October 14, 2004.

Copies of the September 2006 Letter Agreement, the July 2004 Letter Agreement and the December 2004 Letter Agreement are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Form 8-K and are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated July 29, 2004.

10.2	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated December 16, 2004.

10.3	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated September 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date: September 29, 2006	By: /s/ Howard S. Hoffmann
Name: Howard S. Hoffmann
Title: Chief Executive Officer

Exhibit Table

Exhibit No.	Description
10.1	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated July 29, 2004.

10.2	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated December 16, 2004.

10.3	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated September 12, 2006.